Exhibit 10.29

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 20, 2003, between Michael J. Soenen (the “Executive”) and Florists’ Transworld Delivery, Inc. (“FTD”).

WHEREAS, the parties hereto previously entered into a letter agreement dated as of June 14, 2001 (as amended or modified prior to the date hereof, the “Letter Agreement”), setting forth the terms of the Executive’s employment with FTD, and, in connection therewith, a Confidentiality and Non-Competition Agreement dated as of June 14, 2001 (the “Confidentiality and Non-Competition Agreement”); and

WHEREAS, the parties desire to modify certain terms of the Executive’s employment with FTD and replace and supercede the Letter Agreement with this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and in the Confidentiality and Non-Competition Agreement, FTD and the Executive hereby agree as follows:

1.             Duties.  The Executive shall serve as an officer of FTD or in a substantially similar position with any entity that acquires FTD or all or substantially all of FTD’s assets through May 31, 2004 (which term shall automatically renew for successive one year terms unless FTD provides written notice of termination to the Executive prior to the end of the initial term or any renewal term).  The Executive shall perform the duties assigned by FTD from time to time.  The Executive shall devote the Executive’s entire business time to the affairs of FTD to the performance of the Executive’s duties under this Agreement and to the promotion of FTD’s interests.

2.             Compensation.  As full compensation for the performance by the Executive of the Executive’s duties under this Agreement, FTD shall compensate the Executive as follows:

(a)           Base Salary.  During the term of this Agreement, FTD shall pay to the Executive a base salary set annually by the Board of Directors of FTD or FTD, Inc. or the Compensation Committee thereof (collectively, the “Board”), such base salary to initially be $325,000 per year, payable in the periodic installments ordinarily paid by FTD to employees of FTD at comparable levels to the Executive.  The Executive shall be entitled to such merit increases in base salary as the Board may determine, in its discretion.

(b)           Performance Bonus.  The Executive shall be entitled to participate in a performance bonus as set by the Board based upon performance criteria to be set by the Board.

(c)           Equity Incentive Awards.  In the event a Change of Control (as hereinafter defined) occurs during the Executive’s employment, notwithstanding any provision of this Agreement or any other agreement governing any equity incentive awards granted to the Executive, any outstanding stock options or restricted stock awards granted to the Executive by FTD, Inc., FTD or any subsidiary of either company shall vest in full and become immediately exercisable, and any restrictions relating thereto shall lapse, upon the occurrence of such Change of Control.

(d)           Paid Vacation.  The Executive shall be entitled to four weeks of paid vacation per year in accordance with FTD’s policies with respect to vacations then in effect.

(e)           Benefits.  During the term of Executive’s employment hereunder, the Executive shall be entitled to the additional employment-related benefits (the “Benefits”) that are made available from time to time to employees of FTD at comparable levels to the Executive.

(f)            Expense Reimbursement.  FTD shall reimburse the Executive, in accordance with the practice from time to time in effect for other similarly-situated employees of FTD, for all reasonable and necessary travel expenses and other disbursements incurred by the Executive, for or on behalf of FTD, in the performance of the Executive’s duties under this Agreement.

3.                                       Termination Following a Change of Control.

(a)                                  Involuntary Termination.  If the Executive’s employment hereunder is terminated (other than by the Executive (except as provided under clause (b) below)) or is not renewed pursuant to Section 1 during a Change of Control Severance Period (as hereinafter defined), the Executive shall be entitled to the benefits provided under Section 4(a) hereof; provided, however, that the Executive shall not be entitled to such benefits upon the occurrence of one or more of the following events:

(i)                                     the Executive’s death;

(ii)                                  if the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change of Control; or

(iii)                               any event described in Section 4(c) hereof under the definition of “Cause”.

(b)                                 Constructive Termination.  The Executive may terminate the Executive’s employment hereunder during the Change of Control Severance Period upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment), in which case the Executive shall be entitled to the benefits provided under Section 4(a) hereof:

(i)                                     failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, which the Executive held immediately prior to the Change of Control;

(ii)                                  (A) a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position that the Executive held immediately prior to the Change of Control; (B) a reduction in the Executive’s base salary from the rates in effect immediately prior to the Change of Control or a material modification in the scope of the Executive’s right to participate in any bonus program offered to similarly-situated employees; or (C) the termination or denial of the Executive’s rights to Benefits at least as great in the aggregate as are payable thereunder immediately prior to the Change of Control or a reduction in the scope or value thereof other than a general reduction applicable to all similarly-situated employees;

(iii)                               a change in circumstances following the Change of Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change of Control, which has rendered the Executive unable to carry out any material portion of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change of Control, which situation is not remedied within 30 calendar days after written notice of such change given by the Executive;

(iv)                              the liquidation, dissolution, merger, consolidation or reorganization of FTD or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of FTD under this Agreement; or

(v)                                 the Executive is required to have his principal location of work changed to any location that is in excess of 50 miles from the Executive’s principal location of work immediately prior to the Change of Control.

For purposes of this Agreement:

(i)            “Change of Control” shall mean:

(A)                              the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-

outstanding voting securities entitled to vote generally in the election of directors (“Voting Stock”) of FTD, Inc. or FTD, respectively; provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control:  (1) any acquisition directly from FTD, Inc. or FTD, (2) any acquisition by FTD, Inc., FTD, any subsidiary of FTD, Inc. or FTD or any employee benefit plan (or related trust) sponsored or maintained by FTD, Inc. or FTD or any such subsidiary or (3) any acquisition by any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates;

(B)                                a change in a majority of the members of the Board occurs (1) within one year following the public announcement of an actual or threatened election contest (within the meaning of Rule 14a-11 under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating a Person intends to effect a change in control of FTD, Inc. or FTD or (2) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than FTD, Inc. or FTD through the Board or duly authorized committees thereof or through the exercise of contractual rights);

(C)                                consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of FTD, Inc. or FTD (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of the Voting Stock of the entity resulting from such Business Combination is held in the aggregate by (x) the holders of securities entitled to vote generally in the election of directors of FTD, Inc. or FTD immediately prior to such transaction, (y) any employee benefit plan (or related trust) sponsored or maintained by FTD, Inc. or FTD or such entity or any subsidiary of any of them or (z) any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates and (2) at least half of the members of the board of directors of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(D)                               approval by the stockholders of FTD, Inc. or FTD of a complete liquidation or dissolution of FTD, Inc. or FTD; and

(ii)           “Change of Control Severance Period” shall mean the period of time commencing on the date of a Change of Control and continuing until the earliest of (A) the second anniversary of such Change of Control, (B) the Executive’s death, or (C) the Executive’s retirement.

4.                                       Severance Compensation.

(a)                                  Severance Following a Change of Control.  If the Executive is entitled to receive benefits pursuant to the terms of Section 3(a) or Section 3(b):

(i)                                     The Executive, within five business days after the Executive’s demand therefor, shall be entitled to a lump sum payment in an amount equal to (A) base salary for three years (at the highest rate in effect for any period during the three-year period prior to the date of termination), plus (B) three times the Executive’s target performance bonus as set by the Board for the fiscal year in which the Change of Control or the date of termination occurs, whichever is higher, plus (C) any pro rata performance bonus to which the Executive may be entitled pursuant to this Agreement for the fiscal year in which the Change of Control or the date of termination occurs, whichever is higher; and

(ii)                                  For three years following the date of termination (the “Continuation Period”), the Executive will be provided, at no cost to the Executive, with (A) health benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the date of termination; provided, however, that any such benefits otherwise receivable by the Executive pursuant to this clause (a)(ii)(A) will be reduced to the extent comparable benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive shall be reported by the Executive to FTD, (B) life insurance and disability insurance or coverage at least equivalent to that the Executive was receiving or entitled to receive immediately prior to the date of termination and (C) reasonable and customary executive outplacement services in an amount not to exceed $20,000.

(b)                                 Other Severance Payments.  FTD shall have the right to terminate the Executive’s employment at any time during the term of this Agreement by giving the Executive written notice of the effective date of the termination.  If (i) this Agreement is not renewed pursuant to Section 1 or (ii) the Executive’s employment is terminated (A) without Cause by FTD (other than during the Change of Control Severance Period) or (B) by the Executive following the Executive’s assignment to a position that represents a material diminution in the Executive’s operating responsibilities (other than during the Change of Control Severance Period) (it being understood that a change in the Executive’s title shall not by itself entitle the Executive to terminate the Executive’s employment and receive the right to severance payments under this paragraph), the Executive will be paid (1) continuing salary for one year from the effective date of any such non-renewal or termination of employment and (2) any pro rata performance bonus to which the Executive may be entitled pursuant to this Agreement; provided, however, that in no event shall the Executive be entitled to any payment under this Section 4(b) if the Executive is in breach of the Confidentiality and Non-Competition Agreement.

(c)                                  Cause.  For purposes of this Agreement, “Cause” means any of the following events that FTD or the Board has determined, in good faith, has occurred: (i) the Executive’s continual or deliberate neglect of the performance of the Executive’s material duties; (ii) the Executive’s failure to devote substantially all of the Executive’s working time to the business of FTD and its subsidiaries or affiliated companies; (iii) the Executive’s engaging willfully in misconduct in connection with the performance of any of the Executive’s duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of FTD or its subsidiaries or affiliated companies; (iv) the Executive’s willful breach of any confidentiality or nondisclosure agreements with FTD (including this Agreement) or the Executive’s violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of FTD; (v) the Executive’s active disloyalty to FTD, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) the Executive’s engaging in conduct that may reasonably result in material injury to the reputation of FTD, including conviction or entry of a plea of nolo contendre for a felony or any crime involving fraud or embezzlement under federal, state or local laws.

5.                                       Confidential Information and Non-Competition.  The Executive and FTD previously entered into the Confidentiality and Non-Competition Agreement, which provides for (a) non-disclosure of confidential information, (b) non-competition and (c) non-solicitation of customers, suppliers and employees.  The Executive hereby acknowledges that such agreement shall continue in full force and effect in accordance with the terms thereof from and after the date hereof and that such continuing force and effect is a material inducement to FTD’s entering into this Agreement.  Any severance payment made in accordance with the terms of this Agreement shall be deemed to constitute consideration for both the Executive’s termination of employment and the Executive’s agreement regarding non-competition set forth herein and in the Confidentiality and Non-Competition Agreement.

6.                                       Tax Matters.  Upon the occurrence of a Change of Control during the Executive’s employment, FTD shall be obligated to make “gross up payments” to the extent required by law to cover certain tax obligations in the manner contemplated by Exhibit A hereto.

7.                                       Miscellaneous.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.  The Executive and FTD consent to jurisdiction and venue in any federal or state court in the City of Chicago.  This Agreement and the Confidentiality and Non-Competition Agreement state the entire agreement and understanding regarding the Executive’s employment with FTD.  This Agreement supercedes and replaces in its entirety the Letter Agreement.  This Agreement may be amended only by a written document signed by both the Executive and FTD.  No delay or failure to exercise any right under this Agreement waives such rights under the Agreement.  If any provision of this Agreement is partially or completely invalid or unenforceable, then that provision shall only be ineffective to such extent of its invalidity or unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected.  Any controversy relating to this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided in the Confidentiality and Non-Competition Agreement.  In the event of any inconsistency between this Agreement and any personnel policy or manual of FTD with respect to any matter, this Agreement shall govern the matter.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

FLORISTS’ TRANSWORLD DELIVERY, INC.

By: /S/ ROBERT L. NORTON

Its: CEO

/S/ MICHAEL J. SOENEN
Michael J. Soenen

Exhibit A

Certain Additional Payments by FTD.  (a)  Notwithstanding any other provision of the employment agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up Payment (as defined below) provided for in this Exhibit A) or distribution by FTD or any of its subsidiaries or affiliates to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, plan, policy, program or arrangement, including but not limited to any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of FTD, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or  taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)                                                                                 Subject to the provisions of paragraph (f) below, all determinations required to be made under this Exhibit A, including whether any Excise Tax is payable by the Executive and the amount of any such Excise Tax and whether a Gross-Up Payment is required to be paid by FTD to the Executive and the amount of any such Gross-Up Payment, shall be made by a nationally recognized accounting firm other than KPMG LLP (the “Accounting Firm”) selected by the Executive in the Executive’s sole discretion.  The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both FTD and the Executive within 30 calendar days after the termination of the Executive’s employment, if applicable, and any such other time or times as may be requested by FTD or the Executive.  If the Accounting Firm determines that any Excise Tax is payable by the Executive, FTD shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall deliver to FTD and the Executive at the same time as it makes such a determination an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that shall not have been made by FTD should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that FTD exhausts or fails to pursue its remedies pursuant to paragraph (f) below and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both FTD and the Executive as promptly as possible.  Any such Underpayment shall be promptly paid by FTD to, or for the benefit of, the Executive within five business days after receipt of such determination and detailed supporting calculations.

(c)                                                                                  FTD and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of FTD or the Executive, as the case may be, reasonably requested by the Accounting Firm and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph (b) above.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be final, conclusive and binding upon FTD and the Executive.

(d)                                                                                 The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to any Excise Tax payable by the Executive.  The Executive shall make proper payment of the amount of any Excise Tax and, at the request of FTD, shall provide to FTD true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and any relevant corresponding state and local tax returns as filed with the applicable taxing authority, and such other documents reasonably requested by FTD, evidencing such payment.  If prior to the filing of the Executive’s federal income tax return or any relevant corresponding state or local tax return, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to FTD the amount of such reduction.

(e)                                                                                  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraph (b) above shall be borne by FTD.  If such fees and expenses are initially paid by the Executive, FTD shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive’s payment thereof.

(f)                                                            The Executive shall notify FTD in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by FTD of a Gross-Up Payment.  Such notification shall be given as promptly as practicable but no later than ten business days after the Executive actually receives notice of such claim and the Executive shall further apprise FTD of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive).  The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to FTD and (ii) the date that any payment of any amount with respect to such claim is due.  If FTD notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1)                                  provide FTD with any written records or documents in his possession relating to such claim reasonably requested by FTD;

(2)                                  take such action in connection with contesting such claim as FTD shall reasonably request in writing from time to time, including but not limited to accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by FTD;

(3)                                  cooperate with FTD in good faith in order to effectively contest such claim; and

(4)                                  permit FTD to participate in any proceedings relating to such claim;

provided, however, that FTD shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this paragraph (f), FTD shall control all proceedings taken in connection with the contest of any claim contemplated by this paragraph (f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that the Executive may participate therein at the Executive’s own cost and expense) and may at its option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as FTD shall determine; provided, however, if FTD directs the Executive to pay the tax claimed and sue for a refund, FTD shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; provided further, however, that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, FTD control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)                                                                                 If, after the receipt by the Executive of an amount advanced by FTD pursuant to paragraph (f) above, the Executive receives any refund with respect to such claim, the Executive shall (subject to FTD complying with the requirements of paragraph (f) above) promptly pay to FTD the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by FTD pursuant to paragraph (f) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and FTD does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by FTD to the Executive pursuant to this Exhibit A.